Exhibit n.8

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Prospectus Supplement of Capitala Finance Corp. of our report dated March 28, 2014 except for Note 11 as to which the date is March 4, 2015, with respect to the combined financial statements of Capitala Finance Corp for the year ended December 31, 2012 and our report dated March 28, 2014, with respect to the combined financial statements of Capitala Finance Corp as of December 31, 2012 and for each of the years in the two-year period ended December 31, 2012. We also consent to the incorporation by reference in the above named registration statement of our reports dated June 18, 2013, with respect to the senior securities table related to CapitalSouth Partners Fund II Limited Partnership and to the senior securities table related to CapitalSouth Partners SBIC Fund III, L.P., which reports appear in the Pre-Effective Amendment No. 1 to the registration statements on Forms N-2 and N-5 (Nos. 333-188956, 333-188960 and 333-188961) of Capitala Finance Corp., CapitalSouth Partners Fund II Limited Partnership and CapitalSouth Partners SBIC Fund III, L.P. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Senior Securities” in such registration statement.

/s/ Dixon Hughes Goodman llp

High Point, North Carolina

April 7, 2015